Exhibit 24.1

POWER OF ATTORNEY

Effective as of the date first set forth below, the undersigned does hereby appoint Ms. Martina Hopitzan, born 2 June 1971, and/or Mr. Marco Steiner, born 27 April 1977, and/or Mr. Johannes Feilmair, born 8 March 1991, and/or Mr. Fabian Larcher, born 17 July 1995, with full power of substitution, as the true and lawful attorney of the undersigned, with full power and authority to execute such documents and to make such regulatory or other filings and amendments thereto as shall from time to time be required pursuant to the Securities Exchange Act of 1934, as amended, and any rules or regulations adopted thereunder, in respect of the beneficial ownership of securities directly or indirectly attributable to the undersigned company and its direct and indirect subsidiaries, and generally to do all such things in the name and on behalf of the undersigned officer in connection therewith as said attorney-in-fact deems necessary or appropriate to cause such filings to be completed and filed.

This Power of Attorney shall remain in full force and effect only for such time as the undersigned shall continue to be an officer of Affiris AG, and provided that, notwithstanding the foregoing, this Power of Attorney may be revoked at any time by the undersigned in writing.

This Power of Attorney has been executed as of the 2nd day of August, 2021.

AFFIRIS AG

By:	/s/ Noel Barrett	By:	/s/ Günther Staffler
Name:	Noel Barrett	Name:	Günther Staffler
Title:	Managing Director	Title:	Managing Director